Exhibit 99.B(e)(4)(c)

SCHEDULE I
to the
DISTRIBUTION AGREEMENT
between
 VICTORY PORTFOLIOS II
and
VICTORY CAPITAL ADVISERS, INC.

Funds

1.              Victory Market Neutral Income Fund

2.              Victory US 500 Enhanced Volatility Wtd Index Fund

As of December 5, 2018

VICTORY PORTFOLIOS II

/s/ Christopher K. Dyer
Name:	Christopher K. Dyer
Title:	President

VICTORY CAPITAL ADVISERS, INC.

/s/ Peter Scharich
Name:	Peter Scharich
Title:	President